UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – July 31, 2012

Platinum Underwriters Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-041683
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

The Belvedere Building 69 Pitts Bay Road Pembroke, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

(441) 295-7195

(Registrant’s telephone number, including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2012, Platinum Underwriters Holdings, Ltd. (the “Guarantor”) and Platinum Underwriters Bermuda, Ltd. (the “Borrower”) entered into an Uncommitted U.S.$75,000,000 Facility Agreement with National Australia Bank Limited (“NAB”) as Arranger, Original Bank, Agent and Security Agent (the “Facility Agreement”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Facility Agreement.

Pursuant to the Facility Agreement, an uncommitted, secured U.S. Dollar, Australian Dollar and New Zealand Dollar letter of credit facility in an aggregate amount equal to U.S.$75,000,000 (the “Facility”) is available to the Borrower, and the Guarantor may increase the size of the Facility by an aggregate amount of not more than U.S.$75,000,000. The Borrower may only use the Facility for the issuance of letters of credit in favor of U.S. and Australian cedants in support of its reinsurance obligations to such cedants or any other person specified by the Borrower or Guarantor and approved by a majority of NAB and any other participating banks. The Guarantor has unconditionally guaranteed the obligations of the Borrower under the Facility Agreement. Letters of credit may be issued under the Facility during the Availability Period, which expires on the date that the Agent gives no less than 30 days notice to the Guarantor of the date of termination of the Facility. The Facility Agreement also provides for the payment by the Borrower of customary fees and expenses.

The Facility Agreement contains representations, undertakings and covenants customary for credit facilities of this nature. Among other covenants, the Guarantor is generally required to maintain a ratio of Consolidated Indebtedness to Total Capitalisation of not greater than 0.35 to 1.0, and to maintain a Consolidated Tangible Net Worth of not less than (i) the sum of (A) U.S.$1,250,000,000, plus (B) 50% of the Guarantor’s Consolidated Net Income for each fiscal year (beginning with the fiscal year ending December 31, 2012) plus (C) 75% of the aggregate increases in shareholders’ equity of the Guarantor after March 31, 2012 by reason of the issuance or sale of Capital Stock of the Guarantor or the issuance and sale of Capital Stock of any Subsidiary of the Guarantor or other capital contribution to the Guarantor, minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of the Guarantor made during the term of the Facility Agreement. In addition, the Borrower must maintain a financial strength rating from A.M. Best Company of at least B++ during the term of the Facility Agreement.

If an Event of Default occurs, then, to the extent permitted in the Facility Agreement, the Agent may and shall, if so directed by a majority of NAB and any other participating banks cancel the Facility, declare that any outstanding letter of credit and any other amounts accrued or outstanding under the Finance Documents are immediately due and payable and/or declare that full collateral cover in the form of cash is immediately due and payable with respect to any outstanding letter of credit.

Under the Facility Agreement, Events of Default include, among others, (a) a failure to pay any amounts due under the Finance Documents within designated time periods; (b) a failure to comply with the financial covenants; (c) a failure to comply with any other provisions of the Finance Documents within 30 days after knowledge or written notice of such failure; (d) a representation or statement made in or in connection with the Finance Documents is or was materially incorrect or misleading when made unless remedied within 30 days of knowledge or written notice of the misrepresentation; (e) a failure to pay when due any Financial Indebtedness of the Guarantor or any of its Subsidiaries, acceleration of or cancellation of any commitment with respect to any Financial Indebtedness of the Guarantor or any of its Subsidiaries as a result of an event of default, or collateral is provided by the Guarantor or any of its Subsidiaries to their creditors following, or in order to avoid, a breach or default in relation to any Financial Indebtedness, provided that in no case shall any of the events described in this clause (e) be an

Event of Default if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than U.S. $25,000,000; and (f) the occurrence of certain bankruptcy, insolvency or reorganization events.

The Facility Agreement is governed by English law.

NAB and any other participating banks and their affiliates have in the past performed, and may in the future from time to time perform, lending and commercial banking or other services for the Guarantor and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Facility Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Facility Agreement and the transactions contemplated thereby. The foregoing description is qualified in its entirety by reference to the Facility Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information included pursuant to Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Uncommitted U.S.$75,000,000 Facility Agreement dated July 31, 2012 made between Platinum Underwriters Holdings, Ltd. as the Guarantor, Platinum Underwriters Bermuda, Ltd. as the Borrower and National Australia Bank Limited as the Original Bank, the Arranger, the Agent and the Security Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Platinum Underwriters Holdings, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM UNDERWRITERS
HOLDINGS, LTD.

By:	/s/ Allan C. Decleir
Allan C. Decleir
Executive Vice President and Chief Financial Officer

Date: July 31, 2012

Exhibit Index

Exhibit Number	Description

Exhibit 10.1	Uncommitted U.S.$75,000,000 Facility Agreement dated July 31, 2012 made between Platinum Underwriters Holdings, Ltd. as the Guarantor, Platinum Underwriters Bermuda, Ltd. as the Borrower and National Australia Bank Limited as the Original Bank, the Arranger, the Agent and the Security Agent.

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